May 23, 2016

FutureLand Corp.

Re: Registration Statement on Form S-1 for FutureLand Corp.

Gentlemen:

 Our firm has acted as your counsel in the preparation on a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering up to 2,000,000 shares of Common Stock of Indoor FutureLand Corp. filed on April 18, 2016 (the "Stock").

In so acting, we have examined and relied upon such records,  documents and other  instruments  solely for factual matters as in our judgment are necessary or  appropriate in order to express the opinion  hereinafter  set forth and have assumed the  genuineness of all signatures,  the authenticity of all documents submitted to us as originals, and the  conformity  to original  documents  of all  documents  submitted  to us certified or photostatic copies.  This opinion is based upon the laws of the state of Colorado.

     Based on the foregoing, we are of the opinion that:

     1.  The Stock is duly and validly issued, fully paid and nonassessable.

     2.  The issuance of the Stock has been duly authorized.

     We hereby consent to the discussion of this opinion in the Prospectus, the reproduction of the opinion as an exhibit to the Registration Statement in and to being named as in the “Interests of Named Experts” section of the Registration Statement.

Very truly yours,

/s/ Craig A. Huffman

Craig A. Huffman, Esq.

Securus Law Group, P.A.